Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-210313

The following information amends the disclosure in the Prospectus and Disclosure Document dated as of April 29, 2016, as supplemented from time to time (the “Prospectus”). If any statement in this supplement conflicts with a statement in the Prospectus, the statement in this supplement controls. Capitalized terms not defined herein will have the meaning ascribed to such term in the Prospectus.

EQUINOX FRONTIER FUNDS

(a Delaware statutory trust)

PROSPECTUS SUPPLEMENT

TO

PROSPECTUS AND DISCLOSURE DOCUMENT

DATED APRIL 29, 2016

Equinox Fund Management, LLC

Managing Owner

DATED MAY 10, 2016

EQUINOX FRONTIER FUNDS

EQUINOX FRONTIER DIVERSIFIED FUND; EQUINOX FRONTIER MASTERS FUND;

EQUINOX FRONTIER LONG/SHORT COMMODITY FUND

Supplement dated May 10, 2016 to the Prospectus and Disclosure Document dated as of April 29, 2016

The paragraph under the heading “SUMMARY—Independent Transfer Agent” is hereby deleted in its entirety and replaced with the following:

The trust and the managing owner have appointed Gemini Fund Services, LLC (the “transfer agent”), to replace Phoenix American Financial Services, LLC (“Phoenix”) and act as an independent, third party transfer agent for the trust and provide administrative services in certain capacities related to sales and commissions processing. Phoenix will continue to serve as an independent, third party transfer agent for the trust until each series for the trust completes its transition to the commodity pools on the Galaxy Plus Platform.

The first paragraph under the heading “ADMINISTRATOR” is hereby deleted in its entirety and replaced with the following:

The trust and the managing owner have appointed Gemini Hedge Fund Services, LLC (the “independent administrator”), to replace BNP Paribas Financial Services, LLC (“BNP Paribas”) and act as an independent, third party administrator for the trust and its trading companies in certain capacities related to accounting and financial bookkeeping. BNP Paribas will continue to serve as an independent, third party administrator for the trust until each series for the trust completes its transition to the commodity pools on the Galaxy Plus Platform. The managing owner itself provides registrar and other administrative services to the trust and its trading companies.

The first sentence in the paragraph under the heading “TRANSFER AGENT” is hereby deleted in its entirety and replaced with the following:

The trust and the managing owner have appointed Gemini Fund Services, LLC (the “transfer agent”), to replace Phoenix American Financial Services, LLC (“Phoenix”) and act as an independent, third party transfer agent for the trust and provide administrative services in certain capacities related to sales and commissions processing. Phoenix will continue to serve as an independent, third party transfer agent for the trust until each series for the trust completes its transition to the commodity pools on the Galaxy Plus Platform.